PRICING SUPPLEMENT (To Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)	Filed pursuant to Rule 424(b)(3) Registration No. 333-141868
KfW, Frankfurt/Main, Federal Republic of Germany
U.S. $300,000,000.00 Zero Coupon Callable Notes due June 22, 2037
CUSIP: 48245ABB6
ISIN: US48245ABB61
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW

Per Note	12.693430586%	-	12.693430586%
Total	U.S.$38,080,291.76	-	U.S.$38,080,291.76
(1)	Plus accretion, if any, from the Original Issue Date specified below, if the notes are delivered after that date.

The Dealer named below expects to deliver the notes to investors on or about June 22, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

DEUTSCHE BANK SECURITIES
JUNE 19, 2007

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD 300,000,000 Zero Coupon Callable Notes Due June 22, 2037

Aggregate Principal Amount: USD 300,000,000	Interest Rate: N/A

Original Issue Date: June 22, 2007	Maturity Date: June 22, 2037

Interest Commencement Date: June 22, 2007	Final Redemption Price: 100.00%

Payments:
First Interest Payment Date: N/A Interest Payment Date(s): N/A
Redemption: ☒ Yes ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): June 22, 2012 and semi-annually thereafter (each December 22 and June 22)
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): According to attached Accretion Schedule

Repayment: ☐ Yes ☒ No
Repayment Date(s): Minimum Repayment Notice Period: Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: Payments of interest: Authorized Denomination: USD 1,000 Exchange Rate Agent:
Original Issue Discount Note (“OID”): ☒ Yes ☐ No
Total Amount of OID: Yield to Maturity: 7.0% per annum, accreting semi-annually Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)

Business Day Convention:	Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions);

Other Terms of Notes: Accretion Schedule:

		Redemption Price
		(percentage of Aggregate
Redemption Date	Amount (USD)	Principle Amount)
June 22, 2012	53,716,012.36	17.905337453%
Dec 22, 2012	55,596,072.79	18.532024264%
June 22, 2013	57,541,935.34	19.180645113%
Dec 22, 2013	59,555,903.08	19.851967692%
June 22, 2014	61,640,359.68	20.546786561%
Dec 22, 2014	63,797,772.27	21.265924091%
June 22, 2015	66,030,694.30	22.010231434%
Dec 22, 2015	68,341,768.60	22.780589534%
June 22, 2016	70,733,730.50	23.577910168%
Dec 22, 2016	73,209,411.07	24.403137024%
June 22, 2017	75,771,740.46	25.257246819%
Dec 22, 2017	78,423,751.37	26.141250458%
June 22, 2018	81,168,582.67	27.056194224%
Dec 22, 2018	84,009,483.07	28.003161022%
June 22, 2019	86,949,814.97	28.983271658%
Dec 22, 2019	89,993,058.50	29.997686166%
June 22, 2020	93,142,815.54	31.047605182%
Dec 22, 2020	96,402,814.09	32.134271363%
June 22, 2021	99,776,912.58	33.258970861%
Dec 22, 2021	103,269,104.52	34.423034841%
June 22, 2022	106,883,523.18	35.627841060%
Dec 22, 2022	110,624,446.49	36.874815497%
June 22, 2023	114,496,302.12	38.165434040%
Dec 22, 2023	118,503,672.69	39.501224231%
June 22, 2024	122,651,301.24	40.883767079%
Dec 22, 2024	126,944,096.78	42.314698927%
June 22, 2025	131,387,140.17	43.795713389%
Dec 22, 2025	135,985,690.07	45.328563358%
June 22, 2026	140,745,189.23	46.915063076%
Dec 22, 2026	145,671,270.85	48.557090283%
June 22, 2027	150,769,765.33	50.256588443%
Dec 22, 2027	156,046,707.12	52.015569039%
June 22, 2028	161,508,341.87	53.836113955%
Dec 22, 2028	167,161,133.83	55.720377943%
June 22, 2029	173,011,773.51	57.670591171%
Dec 22, 2029	179,067,185.59	59.689061862%
June 22, 2030	185,334,537.08	61.778179028%
Dec 22, 2030	191,821,245.88	63.940415294%
June 22, 2031	198,534,989.49	66.178329829%
Dec 22, 2031	205,483,714.12	68.494571373%
June 22, 2032	212,675,644.11	70.891881371%
Dec 22, 2032	220,119,291.66	73.373097219%
June 22, 2033	227,823,466.86	75.941155622%
Dec 22, 2033	235,797,288.21	78.599096068%
June 22, 2034	244,050,193.29	81.350064431%
Dec 22, 2034	252,591,950.06	84.197316686%
June 22, 2035	261,432,668.31	87.144222770%
Dec 22, 2035	270,582,811.70	90.194270567%
June 22, 2036	280,053,210.11	93.351070037%
Dec 22, 2036	289,855,072.46	96.618357488%
Maturity Date	300,000,000.00	100.000000000%

Additional Information on United States Taxation
     The following is a supplemental discussion of certain United States federal income tax consequences for United States holders of the Notes, and should be read in conjunction with the discussion under the heading “United States Taxation” in the prospectus.
     As a consequence of the Redemption at the Issuer’s Option, it is not certain what the exact Redemption Date or Redemption Price of the Notes will be. However, because of the other terms of the Notes, the Redemption option will not affect the amount of accrued interest that you must include in income for United States federal income tax purposes with respect to each interest period prior to the exercise of the Redemption option, or the amount of gain or loss you must recognize for United States federal income tax purposes if the Notes are so redeemed.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.